UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2011 (March 25, 2011)

LIZ CLAIBORNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 25, 2011, Liz Claiborne, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement, dated May 6, 2010, among the Company, Mexx Europe B.V., Juicy Couture Europe Limited, and Liz Claiborne Canada Inc., as Borrowers, the several subsidiary guarantors party thereto, the several lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and U.S. Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, Bank of America, N.A., as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and J.P. Morgan Securities LLC, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Bookrunners (the “ABL Facility”) with the approval of the requisite lenders under the ABL Facility. Among other things, the Amendment modified certain prepayment provisions in the ABL Facility so that the proceeds from the Company’s proposed debt financing would not be required to be applied to prepay the ABL Facility but instead could be used to fund (i) the Company’s previously announced cash tender offer to purchase up to €155.0 million of its outstanding €350.0 million 5.0% Notes due 2013 and (ii) up to $20.0 million of general corporate purposes. The Amendment also amended the “Consolidated EBITDA” definition thereunder to add back to such amount up to an aggregate of $20.0 million of expenses and charges incurred in connection with certain debt issuances.  In addition, the requisite lenders consented to the terms of an intercreditor agreement and authorized the Administrative Agent and/or the U.S. Collateral Agent to execute and take other incidental actions in connection with such intercreditor agreement.

The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the Amendment itself. The Company intends to file the Amendment as an exhibit to its next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.
Date: March 31, 2011	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Senior Vice President – Chief Legal Officer, General Counsel and Secretary